Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

MWI VETERINARY SUPPLY CO.

AS BUYER

AND

AAHA SERVICES CORPORATION, AND

AMERICAN ANIMAL HOSPITAL ASSOCIATION

Effective July 1, 2008

Boise  •  Ketchum  •  Pocatello  •  Reno

www.hteh.com

i

	3.2.6	Scheduled Liabilities	6
3.3	Excluded Assets		6
	3.3.1	Licenses and Permits	6
	3.3.2	Personal Use Property	6
	3.3.3	Insurance	6
	3.3.4	Tax Refunds	6
3.4	Excluded Liabilities		6
	3.4.1	Notes Payable	7
	3.4.2	Distributions and Dividends.	7
	3.4.3	Trade Payables	7
	3.4.4	Rent Payable	7
	3.4.5	Employment Liabilities	7
	3.4.6	Employee Benefit Plans	7
	3.4.7	Insurance	7
	3.4.8	Workers’ Compensation	7
	3.4.9	Severance	7
	3.4.10	Sales Representatives	7
	3.4.11	Taxes and Tax Compliance	8
	3.4.12	Transaction Taxes	8
	3.4.13	Losses	8
	3.4.14	Litigation and Judgments	8
	3.4.15	Standards Compliance	8
	3.4.16	Business Records Compliance	8
	3.4.17	Controlled Substance Compliance	8
	3.4.18	Pharmaceutical Product Compliance	8
	3.4.19	Pedigree Laws	8
	3.4.20	Errors and Omissions	9
	3.4.21	Unscheduled Liabilities	9

Article 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SERVCO AND AAHA			9
4.1	Financial Statements		9
4.2	Absence of Undisclosed Liabilities		9
4.3	No Default		9
4.4	Taxes		10
	4.4.1	Timely Filing of Tax Returns	10
	4.4.2	Preparation of Tax Returns and Payment of Taxes	10
	4.4.3	Tax Lien	10
	4.4.4	Withholding Taxes	10
	4.4.5	Audit, Administrative and Court Proceedings	10
	4.4.6	Availability of Tax Returns	10
	4.4.7	Tax Sharing Agreements	11
	4.4.8	Liability for Others	11
4.5	Clear Title to Assets		11
4.6	Condition of Tangible Assets		11
4.7	Vendor List and Orders		11
4.8	Receivables		11
4.9	Insurance		12
4.10	Contracts and Personal Property Leases		12

4.11	Business Records		12
4.12	Intellectual Property		12
4.13	Computer Software and Databases		12
4.14	Proprietary Information		12
4.15	PVP’s Retention of Assets		12
4.16	Employees		13
4.17	Employment Obligations		13
4.18	No Employee Benefit Plans Unless Disclosed		13
4.19	Controlled Substance Compliance		13
	4.19.1	No Claims, Notices, Investigation of Violations	13
	4.19.2	Controlled Substance Definition	14
	4.19.3	Controlled Substance Laws Definition	14
4.20	Pharmaceutical Products Compliance		14
	4.20.1	No Claims, Notices, Investigation of Violations	14
	4.20.2	Pharmaceutical Products	14
4.21	Certain Disclosures		15
4.22	Operation Of Servco		15
4.23	Confidential Information		16
4.24	Compliance with Law		16
4.25	Trade Payables		16
4.26	Litigation Or Claims		16
4.27	Product Liability		17
4.28	Organization, Good Standing and Qualification of Servco		17
4.29	Authority To Contract of Servco		17
4.30	No Limit On Authority of Servco		17
4.31	Board of Director and Shareholder Approval		17
4.32	Organization, Good Standing and Qualification of AAHA		18
4.33	Authority To Contract of AAHA		18
4.34	No Limit On Authority of AAHA		18
4.35	Brokers or Finders		18
4.36	Material Misstatement or Omissions		18
4.37	Representations and Warranties Are Independent of Due Diligence		18

Article 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER			19
5.1	Organization, Good Standing and Qualification		19
5.2	Authority To Contract		19
5.3	No Limit On Authority		19
5.4	Collection of Receivables		19
5.5	MWI Veterinary Supply Co. Benefit Plans		20
5.6	Brokers or Finders		20
5.7	Material Misstatement or Omissions		20

Article 6 DELIVERABLES AT CLOSING AND COVENANTS			20
6.1	Deliverables Of AAHA and Servco		20
	6.1.1	Consents	20
	6.1.2	Execution and Certification of Resolution of Board of Directors and Shareholders of Servco and Board of Directors of AAHA	20
	6.1.3	Removal of Encumbrances and Liens	20

	6.1.4	Michael Hughes Employment Agreement	20
	6.1.5	Trademark License Agreement	20
	6.1.6	Sponsorship Agreement	21
	6.1.7	Escrow Agreement	21
	6.1.8	Legal Opinion	21
6.2	Deliverables of Buyer
	6.2.1	Michael Hughes Employment Agreement	21
	6.2.2	Trademark License Agreement	21
	6.2.3	Sponsorship Agreement	21
	6.2.4	Escrow Agreement	21
	6.2.5	Purchase Price	21
6.3	Termination of AAHA Employees		21

Article 7 POST-CLOSING COVENANTS			21
7.1	Office and Service Space		21
7.2	Employees		21
7.3	Access to Assets		21
7.4	PVP		22

Article 8 CLOSING			22
8.1	Time, Date and Place of Closing		22
8.2	Documents Delivered After Closing		22

Article 9 NONCOMPETITION AND CONFIDENTIAL INFORMATION			22
9.1	Purpose Of Noncompetition And Confidential Information Agreements		22
9.2	Noncompetition Agreement, Duration and Area		23
9.3	Nonsolicitation Covenant		23
9.4	Non-Hire Covenant		23
9.5	Nondisparagement Covenant		23
9.6	Confidentiality Agreement and Duration		23
9.7	Inducement of Parties		24
9.8	Acknowledgement by Buyer, Servco and AAHA		24

Article 10 INDEMNIFICATION			24
10.1	Survival of Representations, Warranties and Covenants		24
	10.1.1	Survival for Two Year Period	24
	10.1.2	Survival for Three Year Period	24
	10.1.3	Survival for Unlimited Period	25
10.2	Indemnification		25
10.3	Claims		25
	10.3.1	Definition of Claims	25
	10.3.2	No Admission	26
10.4	Covered Acts		26
	10.4.1	AAHA and Servco Covered Acts	26
	10.4.2	Buyer Covered Acts	27
10.5	Indemnification Cap and Uncapped Claims		28
10.6	Special Sharing for Regulatory Claims		28

Article 11 REMEDIES			29
11.1	Claim Notice and Cure Period		29
11.2	Purchase Price Offset		29
11.3	Purchase Price Offset: Regulatory and Tax Claims		29
11.4	Special Remedies for Noncompetition and Confidentiality Violations by Servco or AAHA		29
11.5	Special Remedies for Confidentiality Violations by Buyer		30
11.6	Handling Indemnification for Third-Party Claims		30
	11.6.1	Notice	30
	11.6.2	Effect of Notice	30
	11.6.3	Defense	31
	11.6.4	Reservation of Right to Defend	31
	11.6.5	Cooperation	31
11.7	Handling Indemnification for All Other Claims		31
11.8	Payment of Claim		31
11.9	Acts of PVP		32
11.10	Attorney Fees and Costs		32
11.11	Disputes		32
11.12	Rights Cumulative		32
11.13	Nonwaiver of Remedies		32
11.14	Governing Law, Jurisdiction, and Venue		32

Article 12 GENERAL PROVISIONS			33
12.1	Press Releases		33
12.2	Notices		33
12.3	Payment of Expenses		34
12.4	Time of the Essence		34
12.5	Entire Agreement		34
12.6	Disclosures		34
12.7	Severability		34
12.8	Counterparts		35

Article 13 SIGNATURES			35

v

ASSET PURCHASE AGREEMENT

Effective July 1, 2008, MWI Veterinary Supply Co., an Idaho corporation, AAHA Services Corporation, a Colorado corporation, and American Animal Hospital Association, an Illinois non-profit corporation, agree as follows:

Article 1
PARTIES.

1.1                               Buyer.  MWI Veterinary Supply Co., is an Idaho corporation (“Buyer”), with its general offices located at 651 S. Stratford, Suite 100, Meridian, Idaho, 83642-6203.

1.2                               Servco.  AAHA Services Corporation, is a Colorado for-profit corporation (“Servco”) with its general offices located at 12575 W. Bayaud Ave., Lakewood, Colorado, 80228.

1.3                               AAHA.  American Animal Hospital Association, is a Illinois non-profit corporation (“AAHA”) with its general offices located at 12575 W. Bayaud Ave., Lakewood, Colorado, 80228.   AAHA holds 80% of the common stock of Servco.  Professional Veterinary Products, Ltd. (“PVP”), which owns 20% of the common stock of Servco, is not a party to this Agreement

1.4                               Successors and Assigns.  Subject to any express provisions in this Agreement regarding restrictions on transfers or assignments, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, and personal representatives.  Buyer has the right, in Buyer’s sole discretion, to assign all or part of Buyer’s rights and obligations set forth in this Agreement, but the Buyer nevertheless will remain responsible for the obligations of the assignee as if no such assignment had occurred.  Servco shall not assign Servco’s rights and obligations set forth in this Agreement without the consent of Buyer, which consent shall not be unreasonably withheld.

Article 2
PURCHASE AND SALE.

2.1                               Transfer and Assumption.  At the Closing described in Article 8, and subject to the terms and conditions of this Agreement, Servco agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase, take delivery, take assignment, and assume from Servco: (i) all tangible and intangible assets, claims, and other properties of Servco used in the operation of Servco, including but not limited to those assets specifically identified in Section 3.1 (“Assets”), and excepting only those assets specifically identified in Section 3.3 as excluded by this Agreement, and (ii) only those certain liabilities of Servco specifically identified in Section 3.2 (“Liabilities”), and excepting all other liabilities, including but not limited to those liabilities specifically identified in Section 3.4 as excluded by this Agreement.

2.2                               Possession.  Servco is delivering actual possession of the Assets to Buyer at Closing, and the Buyer is assuming the Liabilities at the Closing.

2.3                               Purchase Price.  At the Closing described in Article 8, the purchase price (“Purchase Price”) to be paid by Buyer to Servco pursuant to this Agreement is $10,000,000 plus or minus a Working Capital adjustment as calculated pursuant to Sections 2.4.3 and 2.4.4.

2.4                               Form of Payment.  The Purchase Price shall be paid as follows:

2.4.1                     Cash at Closing.  Buyer shall pay to Servco at Closing the amount of $8,500,000, plus or minus a Working Capital adjustment as calculated pursuant to Section 2.4.3, by means of a wire transfer into an account identified by Servco.

2.4.2                     Escrow Amount.  An amount equal to $1,500,000 (“Escrow Amount”) to be deposited in an Escrow Account, as further described in Section 2.5.

2.4.3                     Working Capital Adjustment to Purchase Price at Closing.  The amount of the Purchase Price paid by the Buyer at Closing will increase to the extent that the Estimated Working Capital is greater than the Target Working Capital, and will be decreased to the extent the Estimated Working Capital is less than the Target Working Capital.    The “Target Working Capital”, as determined by Buyer, and Servco and AAHA’s executive management during due diligence, equals $3,324,647.  At Closing, Servco provided a good faith estimate of Servco’s working capital at Closing, equal to $3,064,088 (the “Estimated Working Capital”), which Estimated Working Capital was certified by the Chief Operating Officer of Servco pursuant to a “Certificate of Estimated Working Capital”, which certificate was provided to Buyer two (2) days prior to Closing.  For purposes of this Agreement, “working capital” shall mean current assets minus current liabilities.

2.4.4                     Working Capital Adjustment Post Closing. After a post-closing review period of sixty (60) days, if the working capital of Servco at Closing (the “Final Working Capital”) as initially determined by the Buyer, exceeds the Estimated Working Capital, then, not later than the 65th day after the Closing, the Buyer shall transfer additional cash to Servco in an amount equal to the Final Working Capital less the Estimated Working Capital.  If the Final Working Capital as initially determined by Buyer was less than the Estimated Working Capital, then, not later than the 65th day after the Closing, Servco shall transfer additional cash to the Buyer in an amount equal to the Estimated Working Capital less the Final Working Capital.    Any working capital adjustment, as described in Sections 2.4.3 and 2.4.4, shall not be subject to the attainment of $25,000 in Claims, as described in Section 11.2.  If Servco disagrees with Buyer’s initial determination of Final Working Capital, the parties will promptly meet to discuss such disagreement and, in any event, if they do not agree within two business days after such 60th day after the Closing, the matter will be resolved in accordance with Section 11.11 of this Agreement; upon the resolution of the dispute, the party who owes payment to the other party will also owe interest on any unpaid amount at the rate of 4% per annum above the Prime Rate, measured from the 65th day after the Closing until the date that such amount is paid in full.  In the event of such a disagreement, the parties will nevertheless make partial payment on the 65th day after the Closing as provided above to the extent they agree on the amount of the payment that is due.   “Prime Rate” means the floating prime rate published from time to time by The Wall Street Journal.

2.5                               Escrow Agreement.  At Closing, the Buyer shall deposit with Wells Fargo N.A. (the “Escrow Agent”) the Escrow Amount.  The Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by AAHA or Servco to Buyer under this Agreement in accordance with the terms of the Escrow Agreement attached as Schedule 2.5 (the “Escrow Agreement”).

2.6                               Payment of Taxes.  Servco shall pay all of its state income taxes, sales taxes, use taxes, excise taxes, property taxes, business and occupation taxes, or other taxes imposed with respect to the Assets or the operations of Servco for any period prior to the Closing.  For any period after Closing, Buyer shall pay all of the taxes imposed with respect to the Buyer’s operations of the Assets.

2.7                               Allocation of Purchase Price.  After the Closing, Buyer will engage John Taylor  of JP Pan Global Consulting to conduct an appraisal, in accordance with generally accepted accounting principles (“GAAP”), of the Assets and Liabilities of Servco (the “Appraisal”).  Upon conclusion of the Appraisal, Buyer will forward the Appraisal and all supporting documents to Servco.  The Purchase Price shall be allocated for federal and state tax purposes by Buyer and Servco in accordance with the Appraisal.  Buyer and Servco shall each complete and file Form 8594 in accordance with Internal Revenue Code Section 1060 and the corresponding rules and regulations reflecting the allocation set forth in the Appraisal.

2.8                               Conveyance of Title.  Unless expressly stated otherwise and except as set forth on Schedule 4.5, title to the Assets (i) shall be marketable in Buyer, and (ii) shall be conveyed free and clear of all covenants, equitable interests, liens, options, pledges, security interests, rights of first refusal, encumbrances.  EXCEPT AS SET FORTH IN Article 4, THE ASSETS ARE CONVEYED TO THE BUYER IN THEIR PRESENT CONDITION, “AS IS,” SUBJECT TO NO WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 3
ASSETS AND LIABILITIES
INCLUDED IN AND EXCLUDED FROM SALE.

3.1                               Transfer of Assets.  Unless otherwise excluded by this Agreement, the Assets purchased by Buyer expressly include all the assets, properties and rights of Servco that relate to the operations and business of Servco, as currently conducted, of every type and condition, real, personal and mixed, tangible and intangible, fixed and unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of Servco, including, but not limited, to the following:

3.1.1                     Equipment, Furniture and Fixtures.  All tangible personal property owned by Servco and used in connection with operations and business of Servco, including without limitation, equipment, office equipment, computer equipment, computer systems, furniture, furnishings, security equipment, communications equipment, equipment operation manuals, and manufacturer’s warranties and guarantees, if any (“Equipment”), but excluding any personal property used by Servco under Personal Property Leases and excluding any personal property owned or used by AAHA in providing administrative support and services to

Servco (including the furniture located on the premises of AAHA’s corporate offices, which is owned by AAHA).  The Equipment is identified on Schedule 3.1.1.

3.1.2                     Personal Property Leases.  All equipment and other personal property leases for tangible personal property identified in and attached to Schedule 3.1.2 (“Personal Property Leases”).

3.1.3                     Contracts.  The rights and obligations related to contracts, agreements, options and commitments (other than Personal Property Leases) related to Servco (“Contracts”), as set forth on Schedule 3.1.3.

3.1.4                     Prepaid Expenses.  Deposits on assets with Servco’s vendors, prepaid items, prepaid expenses, and similar amounts paid by Servco to other vendors of services or goods for which Servco has not received services or goods in return.  The Prepaid Expenses are set forth on Schedule 3.1.4.

3.1.5                     Cash.  All cash and cash equivalents, which are in the approximate amount of $1,320,000 as of the Closing.

3.1.6                     Accounts Receivables.  The accounts receivable, promissory notes, and other amounts owed to Servco at Closing and arising in the ordinary course of business (“Receivables”), as described on Schedule 3.1.6.

3.1.7                     Business Records.  All original paper and other copies of all correspondence, files, operations records, accounting and financial records, customer records, customer lists, vendor lists, price lists, operations manuals, personnel records, employee manuals, and all other records, files, memoranda, bids, contracts, practice protocols, policies and other documents relating to and necessary for the continued operation of the business of Servco including such Servco documents and records in PVP’s possession (other than such documents owned by PVP, subject to Section 7.4 of this Agreement) (“Business Records”), except that Servco may make and retain copies of any or all of the foregoing.

3.1.8                     Intellectual Property.  All trade marks, service marks, copyrights, any applications therefor, logos, symbols, business manuals or policies created by Servco, and tangible or intangible material created by Servco and that are used by Servco (“Intellectual Property”).  Schedule 3.1.8 lists: (i) all of Servco’s copyrights, trademarks, and any applications therefor, (ii) all of Servco’s logos and graphics that identify Servco, and (iii) all licenses, sublicenses, and other agreements (other than license agreements with AAHA or for prepackaged, commercially available computer software and all software retained by Servco as an Excluded Asset), related to the operations and business of Servco, to which Servco is a party and pursuant to which Servco or any other person is authorized to use any of the Intellectual Property or other trade secrets of Servco.

3.1.9                     Communication Addresses.  All telephone numbers, facsimile numbers, and other communication addresses relating to Servco necessary for the continued operation of the business of Servco (“Communication Addresses”).  The Communication Addresses are disclosed on Schedule 3.1.9.  The Communication Addresses do not include log-in identifications, user identifications, screen names and on-line service identifications that are owned by AAHA or PVP.

3.1.10              Computer Software and Databases. All computer software, applications, and databases owned, licensed, leased, internally developed or otherwise used by Servco, necessary for the continued operation of the business of Servco, including such Servco software, applications, and databases in PVP’s possession, but excluding computer software, applications, and databases owned by PVP or AAHA or licensed to PVP or AAHA by an unrelated third party (“Computer Software and Databases”).  The Computer Software and Databases are identified in Schedule 3.1.10

3.1.11              Proprietary Information.  All Proprietary Information owned by Servco.  “Proprietary Information” means all information, data and materials (whether contained in documents, electronic media or other forms), including without limitation, information about materials, procedures, expertise, customer lists, customer data, financial data, vendors, marketing plans, and trade secrets necessary for the continued operation of the business of Servco, including such Servco information in PVP’s possession, subject to Section 7.4 of this Agreement.  Proprietary Information is identified in Schedule 3.1.11.

3.1.12              Goodwill.  All rights of Servco to the goodwill of Servco, including all rights to the reputation of Servco’s business and Servco’s relations with its customers (“Goodwill”).

3.1.13              Rights Arising from Assumed Obligations.  All rights of Servco arising under or relating to the obligations expressly assumed by Buyer at Closing pursuant to Section 3.2.

3.1.14              Tangible and Intangible Personal Property.  All other tangible and intangible personal property owned by Servco and used with respect to the operation and business of Servco.

3.2                               Assumption of Liabilities.  The Liabilities which Buyer assumes, and agrees to timely pay and perform, include only the following:

3.2.1                     Account and Trade Payables.  All current liabilities related to amounts owed by Servco to third parties, including but not limited to vendors of supplies and inventory to Servco as of Closing (“Trade Payables”).  Trade Payables include only that portion of the liabilities that are current as of the Closing (e.g., Trade Payables does not include any portion of the Trade Payables that is delinquent as of the Closing) or that become current after the Closing, pursuant to the respective vendor terms and conditions of purchase and are not incurring or accruing, for the benefit of the vendor, interest or in-service charges.  The Trade Payables that are assumed are listed in Schedule 3.2.1(a), and copies of all invoices or other documents supporting the list, if any, are attached to Schedule 3.2.1(b) (except to the extent that Trade Payable incurred within 10 days prior to Closing will not be on such Schedule).

3.2.2                     Purchase Orders.  All liabilities related to purchase orders and commitments of Servco made in the ordinary course of business for goods, services, and supplies to be delivered to Servco or performed by Servco subsequent to Closing.  The purchase orders are set forth in Schedule 3.2.2.

3.2.3                     Personal Property Leases and Contracts.  All liabilities related to Personal Property Leases and Contracts, including those identified in Schedules 3.1.2 and 3.1.3, respectively.  Servco will pay in full all payments, installment payments, monthly payments and other liabilities related to Personal Property Leases and Contracts that are due through the date of the Closing.

3.2.4                     Prepaid Income.  Amounts that customers have deposited with Servco, deferred revenue, prepaid income, amounts paid by customers pursuant to any plans or programs in which customers paid an amount to receive services or goods in the future, and similar amounts paid by customers, to Servco, in advance of Servco rendering the services or providing the goods.  The prepaid income is listed on Schedule 3.2.4.

3.2.5                     Obligations Arising From Transferred Assets.  All obligations of Servco arising under or relating to the Assets transferred to Buyer at Closing pursuant to Section 3.1.

3.2.6                     Scheduled Liabilities.  Except as set forth in this Section 3.2, and applicable Schedules, Buyer shall not assume any Liabilities of Servco.  If a liability is not identified in this Section 3.2 or applicable Schedules, then the liability shall not be assumed by Buyer, and shall be retained by, and be the sole and exclusive obligation of, Servco, as applicable, following Closing.

3.3                               Excluded Assets.  The Assets to be transferred to Buyer at Closing do not include the Assets identified in this Section (“Excluded Assets”).  Except as set forth in this Section or otherwise expressly provided in this Agreement, the Buyer shall acquire all other assets and properties of Servco that relate to the operations and business of Servco.

3.3.1                     Licenses and Permits.  All licenses, permits, and accreditations used in operation and business of Servco.

3.3.2                     Personal Use Property.  Personal property of Servco, including family photographs, awards, certificates, and similar property (“Personal Use Property”), as set forth on Schedule 3.3.2.

3.3.3                     Insurance.  Insurance policies held by Servco or in which Servco is a named insured or an additional insured, and all rights to payments under such insurance policies.

3.3.4                     Tax Refunds.  All Tax refunds, regardless of when paid, that arise with respect to any period prior to the Closing.

3.4                               Excluded Liabilities.  Except as otherwise specifically provided in Section 10.6, Buyer does not assume and shall not be deemed to have assumed, and Servco shall remain solely responsible following Closing for, any liability not expressly described in Section 3.2

(“Excluded Liabilities”).  The Excluded Liabilities include, but are not limited to, the following:

3.4.1                     Notes Payable.  Any liability or obligation of Servco that arises prior to the Effective Date and relates to any long-term debt, interest-bearing debt, line of credit or note payables or other encumbrances, including any accrued interest concerning the same.  The Note Payable(s) are set forth on Schedule 3.4.1.

3.4.2                     Distributions and Dividends.  Any liability for accrued distributions or dividends, declared by the Board of Directors of Servco and payable to the shareholders of Servco, which have not been paid or otherwise distributed to the shareholders of Servco.

3.4.3                     Trade Payables.  Any liability for Trade Payables not listed on Schedule 3.2.1(a).

3.4.4                     Rent Payable..  Any liability for rent payable, with respect to the Leased Property, which rent was due prior to or on the date of the Closing.

3.4.5                     Employment Liabilities.  Any liability for employment compensation of Servco employees or of AAHA employees who provide services to Servco, including (i) federal, state and local income, withholding, trust fund or other employment related taxes, (ii) wages and salaries, (iii) commissions, (iv) incentives, overtime or bonuses, (v) compensatory time, (vi) pension plan, investment plan, profit sharing plan or other plan contributions, (vii) medical insurance premiums, (viii) medical benefits, (ix) accrued vacation, (x) sick leave, (xi) holiday pay, (xii) penalties, fines or payments related to any cash or non-cash employment benefits or compensation, (xiii) workers compensation, (xiv) unemployment, and (xv)  any other obligations related to cash or non-cash employment benefits or compensation.

3.4.6                     Employee Benefit Plans.  Any Employee Benefit Plan as defined in Section 4.18 and any liability or obligation of Servco or AAHA, as applicable, for or under any Employee Benefit Plan.

3.4.7                     Insurance.  Deductibles, co-payments, premiums or other payments relating to property, casualty, liability, workers compensation, and other insurance premiums or payments.

3.4.8                     Workers’ Compensation.  Any liability or obligation of Servco and AAHA, as applicable, relating to workers’ compensation (including, without limitation, weekly benefits, medical rehabilitation expenses and any other expenses or obligations) regarding injuries or illnesses suffered by employees of Servco resulting from occurrences on or prior to the Closing, whether known or unknown as of the Closing.

3.4.9                     Severance.  Any liability of obligation of Servco for any severance, termination or similar obligations, resulting from events occurring on or prior to the Closing, or resulting from the transactions contemplated by this Agreement.

3.4.10              Sales Representatives.  Any liability or obligation of Servco for compensation due and payable to outside or inside sales representatives.

3.4.11              Taxes and Tax Compliance.  Any liability or obligation of Servco arising prior, on or after the Effective Date relating to (i) federal, state and local taxes, including income, sales or use, property, service or other taxes, and (ii) compliance with federal, state and local tax rules and regulations, including the obligation to prepare, report or file payroll, income, excise, sales, social security, trust fund, unemployment, withholding, property or other notices, forms, reports or documents.

3.4.12              Transaction Taxes.  Any liability or obligation of Servco or AAHA, as applicable, relating to income, sales or excise taxes arising from, related to, or caused by the transactions contemplated by this Agreement, which taxes shall be paid by Servco.

3.4.13              Losses.  Any losses, claims, remedies, damages, disputes or other liabilities, actual or potential, known or unknown, of Servco that occurred, arose or relates to any action or omission, of Servco prior to Closing.

3.4.14              Litigation and Judgments.  Any claims, actions, suits, proceedings, arbitrations, mediation, product claims or litigation against Servco relating to or resulting from, actions or omissions of Servco before or as of Closing, including, without limitation, and any amounts payable or to be paid to resolve any such disputes.

3.4.15              Standards Compliance.  Any liability of Servco arising from or related to the failure of Servco to comply with (i) all federal, state, local and other statutes and regulations relating to Servco, (ii) all rules and regulations of any regulatory agency governing Servco’s business, and (iii) the duty to exercise the requisite care, skill and knowledge, under such laws, rules, and regulations.

3.4.16              Business Records Compliance.  Any liability of Servco arising from or related to the failure of Servco to properly comply with (i) all federal, state, local and other statutes and regulations, (ii) all rules and regulations of any regulatory agency governing Servco, and (iii) the duty to exercise the requisite care, skill and knowledge in the preparation, retention, storage, duplication, preservation and other obligations relating to Business Records.

3.4.17              Controlled Substance Compliance..  Any liability of Servco arising from or related to the failure of Servco to properly comply with (i) all Controlled Substance Laws, (ii) all rules and regulations of the United States Drug Enforcement Agency, and (iii) the duty to exercise the requisite care, skill and knowledge in purchasing, storing, selling, and distributing Controlled Substances.

3.4.18              Pharmaceutical Product Compliance..  Any liability of Servco arising from or related to the failure of Servco to properly comply with (i) any federal, state, or local law, statute, ordinance, regulation, permit, license or order, relating to Pharmaceutical Products and (ii) the duty to exercise the requisite care, skill and knowledge in purchasing, storing, selling, and distributing Pharmaceutical Products.

3.4.19              Pedigree Laws..  Any liability of Servco arising from or related to the failure of Servco to properly comply with (i) any federal, state, or local law, statute, ordinance, regulation, permit, license or order, relating to Pedigree Laws and (ii) the duty to exercise the requisite care, skill and knowledge in purchasing, storing, selling, and distributing products pursuant to Pedigree Laws.  As used in this Agreement, “Pedigree Laws” shall mean the Prescription Drug Marketing Act of 1988, as amended (“PDMA”) and any rules, regulations or laws promulgated pursuant to PDMA, including (without limitation) all equivalent state laws, rules, and regulations.

3.4.20              Errors and Omissions.  Any liability or amounts payable arising from or related to any claims of errors and omissions by Servco’s officers and directors.

3.4.21              Unscheduled Liabilities.  Servco shall retain after the Closing, and shall remain solely responsible for, all Excluded Liabilities and other liabilities of Servco not expressly scheduled as part of this Agreement and not expressly assumed by Buyer.

Article 4
REPRESENTATIONS, WARRANTIES AND
COVENANTS OF SERVCO AND AAHA

Servco and AAHA jointly and severally represent, warrant and covenant to Buyer as follows:

FINANCIAL REPRESENTATIONS AND WARRANTIES

4.1                               Financial Statements.  Attached as Schedule 4.1 are (i) Servco’s balance sheets as of the close of the fiscal years ended June 30, 2005, June 30, 2006, and June 30, 2007; (ii) Servco’s Income Statements for the fiscal years ended June 30, 2005, June 30, 2006, and June 30, 2007; and (iii) Servco’s interim balance sheets and related statements of income and earnings for the period from July 1, 2007, to May 31, 2008 (collectively “Servco’s Financial Statements”).  Servco’s Financial Statements (i) were prepared in the ordinary course of business on an accrual basis from the books and records of Servco in accordance with GAAP, and (ii) present fairly, in all material respects, the financial position of Servco as of the dates indicated, except that the interim balance sheets and related statements of income and earnings are subject to normal year-end adjustments (which would not be material in the aggregate except for manufacturer rebates, commissions, and performance incentives) and do not contain footnotes or other presentation items that would appear in a company’s audited financial statements.

4.2                               Absence of Undisclosed Liabilities.  Except as (i) disclosed on Schedule 4.2 or in Servco’s Financial Statements, and except as incurred by Servco in the ordinary course of operating Servco since the date of Servco’s Financial Statements, there has not been any material adverse change in the business, condition (financial or otherwise), Assets, Liabilities, or operations of Servco, and there are no liabilities, whether absolute, accrued, contingent or otherwise, arising through the operation of Servco which materially affect the Assets, the Liabilities or the operations of Servco.

4.3                               No Default.  Except as set forth in Schedule 4.3, (i) Servco is not in material default under the terms of any Contract to which Servco is a party, and which material default will result in any loss or damage to Servco, nor has any condition or event occurred which, after notice, the passage of time, or otherwise, would constitute a material default by Servco under or a breach of any terms of any such Contract, and (ii) Servco is not aware of any condition that will result in a material default under any terms of any such Contract.

4.4                               Taxes

4.4.1                     Timely Filing of Tax Returns.  Except as disclosed on Schedule 4.4.1, Servco has filed all federal, state, local and foreign returns and reports for all income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, service tax, excise tax, payroll tax, stamp tax, sales tax, use tax, property tax, business tax, unclaimed property tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, social security, trust fund, unemployment and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or other taxes (collectively “Taxes” or “Tax”) required to be filed.  All federal, state, local and foreign Tax returns and reports were and are in all material respects true, complete, and correct and filed on a timely basis.  No claim has ever been made by any authority in any jurisdiction in which Servco does not file federal, state and local Tax returns and reports that Servco is or may be subject to taxation by the respective jurisdiction.

4.4.2                     Preparation of Tax Returns and Payment of Taxes.  Up to and through Closing, Servco, within the time and in the manner prescribed by law, (i) prepared all Tax returns and (ii) paid all Taxes shown by the returns to be due and payable, except for those Taxes contested in good faith and for which adequate reserves have been provided.

4.4.3                     Tax Lien.  There are no Tax liens or security interests on any of the assets or liabilities.

4.4.4                     Withholding Taxes.  Servco has paid all Taxes required to have been paid and has complied in full and in all material respects with the provisions of applicable law relating to the withholding of all federal, state, local and foreign Taxes, including the requirement, within the time and in the manner prescribed by law, to withhold from amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and pay over to the proper federal, state or local governmental authority all amounts required.

4.4.5                     Audit, Administrative and Court Proceedings.  No audits or other administrative proceeds or court proceedings are presently pending with regard to any federal, state, local and foreign Tax or their respective Tax returns of Servco.  There is no dispute concerning any Tax liability of Servco, either (i) claimed by any federal, state, local and foreign governmental authority in writing or (ii) as to which any of Servco or AAHA’s directors and officers (and employees responsible for Tax matters) of Servco or AAHA, respectfully, have knowledge based upon personal contact with any agent of a federal, state or local governmental authority.

4.4.6                     Availability of Tax Returns.  Attached to Schedule 4.4.6 are complete and correct copies of (i) the federal, state, local and foreign income and excise tax returns of Servco for all tax years ending between June 30, 2005 to Closing, as filed with the Internal

Revenue Service or any state or local Taxing authority (ii) all audit reports received from any Taxing authority relating to any Tax return filed by Servco, and (iii) any agreements entered into by Servco with any Taxing authority.

4.4.7                     Tax Sharing Agreements.  Servco is not a party to any agreement relating to allocating or sharing of federal, state, local and foreign Taxes.

4.4.8                     Liability for Others.  Neither Servco nor AAHA (i) have been a member of an affiliate group, as defined in Internal Revenue Code (“Code”) Section 1504, filing a consolidated federal income tax return, or (ii) have liability for any federal, state and local Tax of any person other than AAHA (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (b) under any applicable law as a transferee or successor, or (c) by contract.

ASSETS AND PROPERTY REPRESENTATIONS AND WARRANTIES

4.5                               Clear Title to Assets.  Except as set forth on Schedule 4.5, Servco has good title to the Assets, free and clear of all mortgages, pledges, security interests, liens and encumbrances, with the exception of taxes not due and payable which constitute a lien.  The Assets constitute all of the tangible or intangible Assets necessary for the conduct of Servco’s business as presently conducted, other than the Excluded Assets and the licenses and permits used in the operations and business of Servco.

4.6                               Condition of Tangible Assets.  Except as set forth on Schedule 3.1.1, all of the tangible assets identified on Schedule 3.1.1 are in good operating condition and repair, ordinary wear and tear excepted.  The tangible assets are suitable for the purposes used, and have been maintained in accordance with good business and maintenance practices.  Neither Servco nor AAHA knows of any material latent defects in the tangible assets.

4.7                               Vendor List and Orders.  Schedule 4.7 lists each vendor of supplies to Servco during the 12 months preceding the Closing and Servco’s account number with the vendor. Schedule 3.2.2 describes all orders or contracts for supplies placed with vendors but not received.

4.8                               Receivables.  The Receivables represent bona fide claims that have arisen in the ordinary course of business, in accordance with Servco’s customary practices.  Except as set forth in Section 4.21, the amounts charged for goods and services have been determined and statements rendered in accordance with applicable laws, regulations and contracts binding upon Servco and the purchaser.  The Receivables will be collectible in the ordinary course of business within 120 days of the creation of each Receivable.  Following Closing, (a) the Buyer will use commercially reasonable efforts to collect the Receivables, and (b) AAHA and Servco will assist Buyer in the collection of the Receivables in the manner and to the extent that Buyer reasonably requests.  If the Receivables are not collected in the ordinary course of business by Buyer, within 120 days after the Closing, Buyer shall immediately have a right to offset any outstanding amount of the Receivables (the “Outstanding Receivables”), which offset amount shall include any interest accrued on the Outstanding Receivables, from the Escrow Amount pursuant to the Escrow Agreement entered by and between the Buyer and AAHA, effective as of the Closing, and at the time that the Buyer exercises such offset, the Buyer shall assign to Servco and Servco shall assume from Buyer such Outstanding Receivables.  The Buyer shall exercise such right of offset, if at all, not later than 130 days after the Closing.

4.9                               Insurance.  Schedule 4.9 lists and briefly describes (i) all policies of fire, extended coverage, and all other kinds of casualty insurance held by Servco and covering the Assets of Servco, and (ii) any claims made against any insurance policy, with respect to the Assets, that are unresolved as of Closing.  The policies are in full force and effect.

4.10                        Contracts and Personal Property Leases.  Attached as Schedules 3.1.2 and 3.1.3 are complete and accurate copies of all the Contracts and Personal Property Leases, which constitute all of the Contracts and Personal Property Leases of Servco.  All Contracts and Personal Property Leases are in full force and effect and, except for defaults which neither alone nor in the aggregate are material, there are no existing defaults by Servco, or events or conditions which but for the passage of time would constitute defaults by Servco pursuant to such documents.  All payments, installment payments, monthly payments and other liabilities related to Personal Property Leases and Contracts that are due through the Closing have been paid in full.

4.11                        Business Records.  The books of accounts and records, including Business Records, of Servco are complete and correct in all material respects, and there have been no transactions involving Servco which properly should have been set forth in Business Records and which have not been accurately so set forth in all material respects.  Servco has all Business Records that are necessary to conduct the operations and business of Servco as presently conducted. As of Closing, Servco has exercised reasonable care, skill and knowledge in performing its duties relating to the preparation, retention, storage, duplication, preservation and other obligations relating to Business Records in all material respects.

4.12                        Intellectual Property.  Servco owns or has the right to exercise all rights necessary in the Intellectual Property to carry out Servco’s business activities in the ordinary course of business, when combined with intellectual property rights licensed from others.  Servco is not in violation of any license, sublicense, or agreement to which Servco is a party or bound pertaining to the Intellectual Property, except where such noncompliance does not have any material adverse effect.  Servco has not received notice of any claims with respect to the Intellectual Property asserted against Servco or threatened by any person against Servco, nor, to Servco’s knowledge, are there any valid grounds for any bona fide claims.

4.13                        Computer Software and Databases.  Servco has all Computer Software and Databases that are necessary to conduct the operations and business of Servco as presently conducted and all documentation relating to all the Computer Software and Databases.  The Computer Software and Databases perform in accordance with the documentation and are free of known defects in programming and operation.

4.14                        Proprietary Information. Servco has all Proprietary Information that is necessary to conduct the operations and business of Servco as presently conducted.

4.15                        PVP’s Retention of Assets.  Any Assets or copies of Assets of Servco which are retained by PVP as of Closing shall not limit the ability of Buyer to conduct the operations and business of Servco as presently conducted; provided, however, that neither AAHA nor Servco represent or warrant that PVP will not use such Assets.

EMPLOYMENT REPRESENTATIONS AND WARRANTIES

4.16                        Employees.  For the five year period prior to Closing, Servco has not had any employees.  A complete and accurate list of the employees employed by AAHA on behalf of Servco on the date of the Closing as to whom the Buyer has informed AAHA that the Buyer intends to hire, which accurately sets forth the employees’ (i) name, (ii) date of birth, (iii) social security number, (iv) the existence and terms of all written and oral employment agreements, if any, (v) position, (vi) date of hire, (vii) date of last compensation increase, (viii) hours of employment and rate of compensation, (ix) amount of accrued benefits (including vacation and sick leave pay, if any), and (x) the hours each employee has worked this calendar year to date (which is a prerequisite for 401(k) plan eligibility) is set forth on Schedule 4.16 (“Employees”).

4.17                        Employment Obligations.  With respect to the Employees, AAHA is in substantial compliance with all federal, state and other applicable laws respecting employment, employment practices, terms, conditions of employment, employment benefits, and wages and hours.  As of Closing, all salaries, wages, vacation pay, holiday pay, short or long-term disability, pension, severance or similar obligations, reimbursement of expenses, commissions, compensation for paid leave, bonuses of any kind, payroll taxes, payroll tax reporting compliance, workers compensation, and benefits of any kind payable to any Employee have been paid in full, and all obligations to comply with all reporting requirements have been performed in full.

4.18                        No Employee Benefit Plans Unless Disclosed.  Servco does not maintain and never has maintained any group health insurance, group life insurance, medical, §401(k), profit sharing, defined benefit, pension, cafeteria, SIMPLE, SEP, Servco-sponsored IRA or any other employee benefit plan including without limitation (i) all employee benefit plans established by, maintained by, or receiving contributions from Servco and (ii) any program, arrangement or plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively “Employee Benefit Plans” or “Plans”), except for each health, life or medical plan and each qualified retirement plan set forth in Schedule 4.18.

BUSINESS OPERATION REPRESENTATIONS AND WARRANTIES

4.19                        Controlled Substance Compliance.  Except as disclosed on Schedule 4.19,

4.19.1              No Claims, Notices, Investigation of Violations.  Neither Servco nor AAHA have received from any governmental entity any request for information, notice of claim, demand letter or other notification, notice or information that (i) Servco is liable for or in violation of any Controlled Substance Laws or (ii) Servco’s registration under the Controlled Substance Laws (a) is unauthorized, (b) is inconsistent with the public interest, health or safety, (c) may be revoked, or (d) may be suspended.  To Servco’s or AAHA’s knowledge, there have been no federal, state or local governmental or regulatory investigations, enforcement actions, studies, audits, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize any actual, alleged or potential violations of Controlled Substance Laws or to revoke, suspend, deny or prevent the issuance of the registration of Servco.  Servco has not (i) been charged with, (ii) been served a subpoena or search warrant relating to, (iii) to Servco’s knowledge, been the subject of an administrative inspection or warrant relating to, (iv) settled any allegations relating to, (v) pled no contest to, (vi) conceded liability for, (vii) been convicted of, (viii) been assessed or paid any fines or penalties relating to, or (ix) been subject to cease and desist or similar orders relating to, any violations of the Controlled Substance Laws.

4.19.2              Controlled Substance Definition.  The phrase “Controlled Substance” means (i) any drug or other substance identified in 13 U.S.C. § 802(6); and (ii) any drug or other substance for which the manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading is prohibited, regulated or controlled under any Controlled Substance Laws.

4.19.3              Controlled Substance Laws Definition.  The phrase “Controlled Substance Laws” means any federal or state law, statute, ordinance, regulation, permit, license or order pertaining to manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of Controlled Substances, and includes without limitation the statutes set forth in 13 U.S.C. §§ 801 to 971, as amended and supplemented, and the regulations set forth in 21 CFR §§ 1300 to 1316, as amended and supplemented.

4.20                        Pharmaceutical Products Compliance.  Except as disclosed on Schedule 4.20,

4.20.1              No Claims, Notices, Investigation of Violations.  Neither Servco nor AAHA have received from any governmental entity any request for information, notice of claim, demand letter or other notification, notice or information that (i) Servco is liable for or in violation of any federal, state, or local law, statute, ordinance, regulation, permit, license or order relating to Pharmaceutical Products, or (ii) Servco’s registration or license under any federal, state, or local law, statute, ordinance, regulation, permit, license or order, relating to the Pharmaceutical Products, (a) is unauthorized, (b) is inconsistent with the public interest, health or safety, (c) may be revoked, or (d) may be suspended.  To Servco’s knowledge, there have been no federal, state or local governmental or regulatory investigations, enforcement actions, studies, audits, reviews or other analyses, the purpose of which was (i) to discover, identify or otherwise characterize any actual, alleged or potential violations of any federal, state, or local law, statute, ordinance, regulation, permit, license or order, relating to Pharmaceutical Products or (ii) to revoke, suspend, deny or prevent the issuance of the registration of Servco.  Servco has not (i) been charged with, (ii) been served a subpoena or search warrant relating to, (iii) been the subject of an administrative inspection or warrant relating to, (iv) settled any allegations relating to, (v) pled no contest to, (vi) conceded liability for, (vii) been convicted of, (viii) been assessed or paid any fines or penalties relating to, or (ix) been subject to cease and desist or similar orders relating to, any violations of any federal, state, or local law, statute, ordinance, regulation, permit, license or order relating to Pharmaceutical Products.

4.20.2              Pharmaceutical Products.  The phrase “Pharmaceutical Products” means (i) articles recognized in the official United States Pharmacopoeia, official Homoeopathic Pharmacopoeia of the United States, or official National Formulary, or any supplement to any of them; (ii) articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals; (iii) articles (other than food) intended to affect the structure or any function of the body of man or other animals; (iv) articles classified as a “drug” or “device” under the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, etc., and the regulations promulgated pursuant to such Act; (v) articles classified as a “drug”, “device”, or similar such terms under applicable state or local statutes, ordinances, rules and regulations governing pharmacists or pharmacies; (vi) articles that are dispensed or delivered for administration to or use by a patient or other individual entitled to receive the article pursuant to a prescription issued by a physician, dentist, veterinarian, scientific investigator or other person who has a license to issue such a prescription; and (vii) articles commonly called prescription drugs or prescription medicine.

4.21                        Certain Disclosures.  Servco and AAHA have disclosed to the Buyer specific details concerning certain of Servco’s practices related to Controlled Substance Laws, Pedigree Laws, and Pharmaceutical Products. Servco and AAHA are making no representations or warranties to the Buyer concerning their compliance or possible non-compliance with Controlled Substance Laws, Pedigree Laws, and Pharmaceutical Products, but instead are agreeing to certain limited indemnities as provided for in Article 10.

4.22                        Operation Of Servco.  Except as disclosed on Schedule 4.22, during the period beginning 180 days prior to Closing and continuing to Closing, Servco, through Servco or AAHA’s directors, officers, shareholders, and employees:

(a)                                  Ordinary Course.  Conducted the business of Servco only in the usual, regular and ordinary course in all material respects.

(b)                                 Maintain Assets.  Maintained the tangible assets in their current condition in all material respects, reasonable wear and tear excepted.

(c)                                  Equipment.  Retained all Equipment and other assets used in the operations of Servco, except for the disposal of obsolete Equipment.

(d)                                 Goodwill.  Preserved and protected in all material respects the goodwill and advantageous relationships of Servco with clients, customers, suppliers, referral sources and all other persons having business dealings with Servco.

(e)                                  Contracts.  Preserved and maintained in force in all material respects all Contracts, lease rights, Personal Property Lease rights and all Licenses of Servco.

(f)                                    Liens.  Have not mortgaged, pledged, created a security interest in or otherwise encumbered any of Servco’s Assets, incurred expenses other than in the ordinary course of business, or incurred any secured or unsecured borrowings.

(g)                                 Expenses.  Have not made or incurred any capital commitment or capital expenditures exceeding Five Thousand Dollars ($5,000.00) without disclosing the capital commitment to Buyer.

(h)                                    Distributions or Dividends. Have not made, paid, declared or otherwise distributed any distributions or dividends to Servco’s shareholders of record.

(i)                                     Compensation.  Except as accrued or reflected on Servco’s Financial Statements, AAHA has not increased the compensation payable or to become payable by AAHA to any Employee, and have not made any bonus payments or arrangements with any Employee.

(j)                                     Compliance.  Except as set forth in Section 4.21 complied in all material respects with all federal, state, and local laws, rules, and regulations applicable to the operation of Servco.

4.23                        Confidential Information.  Except with respect to Servco’s disclosures regarding Business Records and Proprietary Information with respect to Servco’s business practices, including disclosures to PVP in connection with this transaction and otherwise, Servco and AAHA have kept confidential any and all Business Records, and Proprietary Information of Servco in all material respects and in accordance with their respective business practices.  Servco and AAHA agree that Business Records and Proprietary Information have value, contain proprietary information of Servco, contain trade secrets of Servco, and are being transferred to Buyer for value under this Agreement.

CLAIMS AND LIABILITY REPRESENTATIONS AND WARRANTIES

4.24                        Compliance with Law.  Except as identified on Schedule 4.24, neither Servco nor AAHA have received any notices of violation of any law, regulation, condition of permit or license, order, ordinance, or any requirement noted in or issued by any federal, state, local or foreign authority having jurisdiction over or affecting the Assets or Liabilities of Servco which has not been corrected, resolved or withdrawn.   Except as set forth in Section 4.21, AAHA and Servco have complied with, and the operations and business of Servco are and have been conducted in accordance with (i) all federal, state, local, foreign and other statutes and regulations, and (ii) the duty to exercise the requisite care, skill and knowledge in performing Servco’s duties, including but not limited to the preparation, retention, storage, duplication, preservation and other obligations relating to Business Records.

4.25                        Trade Payables. The Trade Payables are set forth on Schedule 3.2.1(a) and are current pursuant to the respective vendor terms and conditions of purchase and are not incurring or accruing, for the benefit of the vendor, interest or in-service charges.

4.26                        Litigation Or Claims.  Except as identified on Schedule 4.26, there are no claims, actions, suits, arbitrations, governmental investigations, inquiries, or proceedings pending or, to the knowledge of Servco or AAHA, threatened against or involving Servco, or the Assets and Liabilities of Servco, including any claims based upon any theory of errors and omissions or professional malpractice, before any court, governmental or administrative body or agency, or private arbitration tribunal.  Except as set forth in Section 4.21 and except as identified on Schedule 4.26, there are no facts upon which material claims may be made against Servco, or the Assets or Liabilities of Servco, nor are there any outstanding orders, writs, injunctions, or decrees of any court, arbitrator or governmental agency which adversely affect or could adversely affect Servco, or the Assets or Liabilities of Servco.

4.27                        Product Liability.  Except as identified on Schedule 4.27, neither Servco nor AAHA has knowledge of, and after diligent investigation is unaware of, any liability (or any basis for any present or future claim or demand against Servco, giving rise to any liability) arising out of any injury to individuals or property as a result of any Inventory, supplies, goods or other products sold by Servco.

STATUS REPRESENTATIONS AND WARRANTIES OF SERVCO

4.28                        Organization, Good Standing and Qualification of Servco.  Servco is a Colorado for-profit corporation duly organized, validly existing and in good standing under the laws of the state of Colorado.  Servco has full corporate power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned, leased or operated.  Servco is duly qualified to do business and is in good standing in the State of Colorado.

4.29                        Authority To Contract of Servco.  Servco has the full right, power and authority to execute, deliver and perform the terms of this Agreement and all documents and agreements necessary to give effect to the obligations of Servco under the provisions of this Agreement.  The execution, delivery, and consummation of this Agreement by Servco were duly approved by the Board of Directors and shareholders of Servco according to applicable law and the Articles of Incorporation and Bylaws of Servco.  Upon the execution and delivery of this Agreement by Servco, (i) no further action will be necessary to make this Agreement valid and binding upon Servco according to its terms, and (ii) Servco shall deliver to Buyer copies of resolutions duly authorized by the directors and shareholders of Servco authorizing the execution and performance of this Agreement and designating those officers of Servco with authority to execute documents in connection with this transaction.

4.30                        No Limit On Authority of Servco.    The execution, delivery, and consummation of this Agreement by Servco will not, with the passage of time, the giving of notice, or otherwise, (i) cause Servco to be in violation or breach of any law, regulation, judgment, administrative order, contract, agreement, or other restriction to or by which Servco is subject or bound, or (ii) result in the acceleration or termination of any loan or security agreement to which Servco is a party.  No approval or consent of any person, firm, or other entity is required to be obtained by Servco for the execution, delivery, and consummation of this Agreement by Servco.

4.31                        Board of Director and Shareholder Approval.  Servco has obtained all necessary board of director and shareholder approvals and consents, required under Colorado law, to enter this Agreement and transfer the Assets and Liabilities of the Company to the Buyer.  Attached as Schedule 4.31 is a true and correct copies of the Servco board of director and shareholder actions, approving this Agreement and transaction set forth herein.

STATUS REPRESENTATIONS AND WARRANTIES OF AAHA

The representations and warranties in Sections 4.32, 4.33, and 4.34 are made solely by

AAHA.

4.32                        Organization, Good Standing and Qualification of AAHA.  AAHA is a Illinois nonprofit corporation duly organized, validly existing and in good standing under the laws of the state of Illinois.

4.33                        Authority To Contract of AAHA.  AAHA has the full right, power and authority to execute, deliver and perform the terms of this Agreement and all documents and agreements necessary to give effect to the obligations of AAHA under the provisions of this Agreement.  The execution, delivery, and consummation of this Agreement by AAHA were duly approved by the Board of Directors of AAHA according to applicable law and the Articles of Incorporation and Bylaws of AAHA.  Upon the execution and delivery of this Agreement by AAHA, (i) no further action will be necessary to make this Agreement valid and binding upon AAHA according to its terms, and (ii) AAHA shall deliver to Buyer copies of resolutions duly authorized by the directors of AAHA authorizing the execution and performance of this Agreement and designating those officers of AAHA with authority to execute documents in connection with this transaction.

4.34                        No Limit On Authority of AAHA.    The execution, delivery, and consummation of this Agreement by AAHA will not, with the passage of time, the giving of notice, or otherwise, (i) cause AAHA to be in violation or breach of any law, regulation, judgment, administrative order, contract, agreement, or other restriction to or by which AAHA is subject or bound, or (ii) result in the acceleration or termination of any loan or security agreement to which AAHA is a party.  No approval or consent of any person, firm, or other entity is required to be obtained by AAHA for the execution, delivery, and consummation of this Agreement by AAHA.

4.35                        Brokers or Finders.  Neither Servco nor AAHA have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, except that AAHA entered into a consulting agreement with Brakke Consultants and AAHA will pay all amounts due under such agreement.

DISCLOSURE REPRESENTATION AND WARRANTY

4.36                        Material Misstatement or Omissions.  The representations and warranties made by Servco and AAHA, together or separately, in this Agreement and in any Schedule, taken as a whole, do not contain any untrue statement of a material fact, or omit to state a material fact, necessary to make the statements, in light of the circumstances in which such statements were made, not misleading.  Servco and AAHA know and expect that Buyer will rely upon their representations, warranties and covenants.

4.37                        Representations and Warranties Are Independent of Due Diligence.  Buyer is not and will not be required to undertake any independent due diligence investigation to determine the truth, accuracy and completeness of the representations, warranties and covenants made by AAHA and Servco in this Agreement.  AAHA and Servco’s representations, warranties and covenants made to Buyer in this Agreement are independent of any due diligence investigation done by Buyer.  Buyer’s due diligence investigation, if any, (i) does not terminate, reduce, mitigate or otherwise diminish AAHA and Servco’s responsibility to fully and fairly make all representations, warranties and covenants and disclose all required information, (ii) does not impute or attribute to Buyer by implication or otherwise information that did or should have been discovered in Buyer’s due diligence investigation, (iii) shall not be deemed to ascribe any knowledge to Buyer different from, or in addition to, the representations and warranties made by AAHA or Servco to Buyer in this Agreement, and (iv) except to the extent that Buyer had actual knowledge, and neither AAHA nor Servco had knowledge, of the breach of a representation or warranty as of the Closing, shall not be deemed to reduce, effect, or eliminate Buyer’s complete reliance upon the representations and warranties set forth in this Agreement.

Article 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

Buyer represents, warrants and covenants to Servco and AAHA as follows:

5.1                               Organization, Good Standing and Qualification.  Buyer is an Idaho corporation duly organized, validly existing and in good standing under the laws of the state of Idaho.  Buyer has full corporate power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned, leased or operated.

5.2                               Authority To Contract.  Buyer has the full right, power and authority to execute, deliver and perform the terms of this Agreement and all documents and agreements necessary to give effect to the obligations of the Buyer under the provisions of this Agreement.  The execution, delivery, and consummation of this Agreement by the Buyer were duly approved by the Board of Directors of Buyer according to applicable law and the Articles of Incorporation and Bylaws of Buyer.  The execution and performance of this transaction was approved by the Board of Directors of Buyer on June 20, 2008.  Upon the execution and delivery of this Agreement by Buyer, no further action will be necessary to make this Agreement valid and binding upon Buyer according to its terms.

5.3                               No Limit On Authority.  The execution, delivery, and consummation of this Agreement by Buyer will not, with the passage of time, the giving of notice, or otherwise, (i) cause Buyer to be in violation or breach of any law, regulation, judgment, administrative order, contract, agreement, or other restriction to or by which Buyer is subject or bound, or (ii) result in the acceleration or termination of any loan or security agreement to which Buyer is a party.  There are no restrictions in the Articles of Incorporation, amendments to the Articles, Bylaws, minutes, or share certificates of Buyer, shareholder agreements, indenture, credit agreements, or other agreement limiting the right or power of Buyer to buy the Assets and Liabilities.  No approval or consent of any person, firm, or other entity is required to be obtained by Buyer for the execution, delivery, and consummation of this Agreement by Buyer.

5.4                               Collection of Receivables.  Post-Closing, Buyer (i) shall use Buyer’s reasonable business efforts, consistent with its own business practices, to collect the Receivables of the Company within 120 days post-Closing, (ii) without Servco’s consent, shall not compromise or waive any rights with respect to such Receivables (other than a release of further payment obligations on any Receivable upon full payment of such Receivable), and (iii)

with respect to any customer of the Buyer or affiliate of such customer that is also the payor under any Receivable, shall be consistent with its own business practices, and not seek to favor the collection of any post-closing receivable of the Buyer from such customer or affiliate, that is to the detriment of the collection of the Receivable from such Servco customer or its affiliate.

5.5                               MWI Veterinary Supply Co. Benefit Plans.  In accordance with all rules and regulations regarding enrolment, as soon as practicable after Closing, Buyer shall enroll all of the Employees, hired by Buyer, in Buyer’s applicable health and medical benefit plans, which benefit plans are comparable to AAHA’s current health and medical benefit plans.

5.6                               Brokers or Finders.  Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

5.7                               Material Misstatement or Omissions.  No representation or warranty made by Buyer in this Agreement or in any document or agreement furnished in connection with this Agreement contains or will contain any untrue statement of material facts, or omits or will omit to state a material fact necessary to make the statements therein not misleading. Buyer knows and expects that AAHA and Servco will rely upon its representations, warranties and covenants.

Article 6
DELIVERABLES AT CLOSING AND COVENANTS

6.1                               Deliverables Of AAHA and Servco.  AAHA and Servco are delivering to Buyer the following at Closing:

6.1.1                     Consents.  The written consents and releases attached in Schedule 6.1.1.

6.1.2                     Execution and Certification of Resolution of Board of Directors and Shareholders of Servco and Board of Directors of AAHA.  A duly adopted and certified copy of a Resolution of the Board of Directors of and shareholders of Servco, and the Board of Directors of AAHA, respectively, approving the transactions contemplated by this Agreement and authorizing the execution and delivery by Servco and AAHA of this Agreement and all other documents contemplated by this Agreement.

6.1.3                     Removal of Encumbrances and Liens.  A written termination statement or agreement to discharge as of Closing all Encumbrances and liens identified in Schedule 4.5.

6.1.4                     Michael Hughes Employment Agreement.  An executed employment agreement for Michael Hughes in the form attached as Schedule 6.1.4.

6.1.5                     Trademark License Agreement.  An executed  copy of the “Trademark License Agreement”, the form of which is attached as Schedule 6.1.5.

6.1.6                     Sponsorship Agreement.  An executed  copy of the “Sponsorship Agreement”, the form of which is attached as Schedule 6.1.6.

6.1.7                     Escrow Agreement. An executed copy of the “Escrow Agreement”, the form of which is attached as Schedule 2.5.

6.1.8                     Legal Opinion.  An opinion from counsel for Servco and AAHA in the form attached as Schedule 6.1.8.

6.2                               Deliverables of Buyer.  Buyer shall deliver to AAHA the following at Closing:

6.2.1                     Michael Hughes Employment Agreement.  An executed employment agreement for Michael Hughes in the form attached as Schedule 6.1.4.

6.2.2                     Trademark License Agreement.  An executed  copy of the “Trademark License Agreement”, the form of which is attached as Schedule 6.1.5.

6.2.3                     Sponsorship Agreement. An executed  copy of the “Sponsorship Agreement”, the form of which is attached as Schedule 6.1.6.

6.2.4                     Escrow Agreement. An executed  copy of the “Escrow Agreement”, the form of which is attached as Schedule 2.5.

6.2.5                     Purchase Price.  Buyer shall deliver the cash portion of the Purchase Price as set forth in Section 2.4.1.

6.3                               Termination of AAHA Employees.  Effective as of the Closing and in full compliance with applicable laws and regulations, AAHA shall terminate the employment of each Employee that the Buyer identifies as an individual that Buyer has agreed to hire as an employee of the Buyer.

Article 7
POST-CLOSING COVENANTS

7.1                               Office and Service Space.  For a reasonable time frame post-Closing, but no longer then four (4) months, AAHA shall provide Buyer free rent with respect to office and service space for those Employees to be hired by the Buyer.  The Buyer shall use its reasonable best efforts to vacate AAHA’s offices within four (4) months post-Closing.

7.2                               Employees.  For a reasonable time frame post-Closing, but no longer then four (4) months, Buyer shall provide AAHA and Servco access to the Employees, for purposes of winding up the day-to-day operations of Servco, assisting with communications with AAHA members regarding the change in logistics and ownership, filing final sales tax reports, and similar activities.

7.3                               Access to Assets.  In the event the Buyer determines that certain Assets of Servco, necessary for the Buyer to conduct the operations and business of Servco as conducted prior to Closing, remain in the possession of PVP, AAHA and Servco shall immediately take all commercially reasonable efforts to cause PVP to transfer such Assets to the Buyer within a reasonable period of time; provided, however, that neither AAHA nor Servco represent or warrant that PVP will not use such Assets.

7.4                               PVP.

(a)          Within sixty (60) days of Closing, Servco and AAHA shall use commercially reasonable efforts to obtain written assurance from PVP that PVP, except as required by law, and except as otherwise provided for in the Logistics Agreement, has transferred, conveyed or otherwise turned over all Assets to Servco that PVP has in its possession, or in the alternative has destroyed all copies of Servco’s Assets it has in its possession; provided, however, that neither AAHA nor Servco represent or warrant that PVP will not use such Assets.  Notwithstanding the forgoing, PVP shall be permitted to retain certain copies of Servco’s Business Records, as may be required by law; however, PVP shall solely be permitted to use such Business Records for the purposes of complying with applicable federal, state, or local laws, rules, or regulations.

(b)         For sixty (60) days after the Closing, AAHA shall use its personal relationships with PVP as well as PVP’s officers, directors and agents to assist the Buyer in securing the business of Servco, recapturing any lost business, minimizing any interference with current Servco customers and assisting the Buyers in achieving its sales goals with respect to the Servco business.   AAHA shall use commercially reasonable efforts in meeting this post closing covenant.

Article 8
CLOSING.

8.1                               Time, Date and Place of Closing.  The parties are executing the documents necessary to consummate this transaction and are closing this transaction on the same day.  The execution of the documents and closing shall be at the corporate offices of AAHA in Lakewood, Colorado on July 1, 2008 (the “Closing”).  The Closing shall be effective as of 12:00 A.M. MDT. on July 1, 2008 (the “Effective Date”).  At the Closing, Buyer shall pay the Purchase Price as provided in this Agreement, and the parties shall make the deliveries and take the actions specified in Article 6.

8.2                               Documents Delivered After Closing.  At any time after Closing, each party to this Agreement shall each execute, acknowledge, and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by any other party to this Agreement, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by any other party to this Agreement for the purpose of effecting the transactions contemplated by this Agreement.

Article 9
NONCOMPETITION AND CONFIDENTIAL INFORMATION.

9.1                               Purpose Of Noncompetition And Confidential Information Agreements.  Servco and AAHA acknowledge that Buyer is purchasing the Assets and is assuming the Liabilities of Servco with the expectation of continuing the general business of Servco and continuing the services to Servco’s existing and expected future customers and clients.  Servco and AAHA agree that Buyer is entitled to a period of time to benefit from the purchase, and that Servco and AAHA should be restricted from competing with Buyer or benefiting from the Proprietary Information and Goodwill purchased by Buyer.

9.2                               Noncompetition Agreement, Duration and Area.  For a period of five (5) years following Closing, in the United States, Servco and AAHA agree not to Compete with Buyer.  Compete” means to directly or indirectly solicit, sell or render any services or products in a Competitive Business, (other than as a passive shareholder of a publicly traded company) including, but not limited to, as a proprietor, member, partner, investor, shareholder, director, officer, employee, consultant, or independent contractor.    “Competitive Business” means to engage in (i) the distribution of animal health pharmaceuticals, biologicals, and surgical, laboratory, and x-ray supplies ordinarily used in the business of providing veterinary care and (ii) the provision of inventory management services.

9.3                               Nonsolicitation Covenant.  Servco and AAHA will not, directly or indirectly, for a period of five (5) years following Closing, solicit any customer, client, employee, independent contractor, supplier, or manufacturer’s representative of the Buyer, for the purpose of (i) establishing a relationship for any business or services in a Competitive Business, (ii) causing any client, customer, employee, independent contractor, supplier, or manufacturer’s representative to terminate any relationship with Buyer, or  (iii) interfering with the relationship between the Buyer and any of Buyer’s customers, clients, employees, independent contractors, suppliers, or manufacturer’s representatives.

9.4                               Non-Hire Covenant..  Servco and AAHA will not, directly or indirectly, for a period of five (5) years following Closing, hire, employ or attempt to hire or employ a Protected Person as an employee, independent contractor, or otherwise of Servco or AAHA or any Related Entity of Servco or AAHA.  A “Protected Person” is any person who is or was an employee or Independent Contractor of the Buyer at the time of the actual or attempted hiring or employment.  An “Independent Contractor” is any person that is in the same line of business as the Buyer, but, for purposes of illustration, does not include accountants or attorneys.  The phrase “Related Entity” means any entity for which Servco or AAHA is a proprietor, member, partner, investor, shareholder, director, officer or employee.

9.5                               Nondisparagement Covenant.  Except as otherwise required by law, Servco and AAHA will not directly or indirectly, for any reason, intentionally make statements materially injurious to the business reputation or good will of the Buyer or any of its directors, officers or employees.  Nothing in this provision shall prevent Servco or AAHA from giving truthful information to the extent required by subpoena or other legal process.

9.6                               Confidentiality Agreement and Duration.  For a period of three (3) years post-Closing, Buyer, Servco and AAHA agree to keep confidential and not disclose to any person any Proprietary Information or Confidential Information of the other parties.  The term “Confidential Information” shall mean all confidential, proprietary, or other knowledge, data or information of the Buyer, Servco, or AAHA.  Confidential Information includes all information that the Buyer, Servco, or AAHA has made a concerted effort to keep confidential and includes, but is not limited to, any such information relating to trade secrets, financial information and results, organizational structure, personnel data, marketing strategies, philosophy and objectives, project plans, strategy and vision statements, business initiatives, system design, methodologies, processes, competitive advantages and disadvantages, audit reports and materials related to same, systems, operations, technology, existing or potential customer lists, vendor lists, price lists, product development, software development, business plans, advertising or sales programs, and any other information concerning Buyer, Servco, or AAHA, and their respective businesses and operations.  Proprietary Information and Confidential Information does not include information which (i) becomes public knowledge, not as a result of any improper inaction or action of Buyer, AAHA or Servco; (ii)  is disclosed to Buyer, AAHA or Servco by a third party on a nonconfidential basis without violating any law or any other agreement between the third party and Buyer; and (iii) is required to be disclosed by Buyer, AAHA or Servco by any law, statute, rule, regulation, or order of any governmental body or court of competent jurisdiction.  Notwithstanding the forgoing, Buyer, Servco, or AAHA shall be permitted to disclose such Proprietary Information and Confidential Information (i) solely as reasonably necessary, to their directors, shareholders, representatives or agents, including (without limitations) their accountants and attorneys and (ii) as required by applicable law, rule, or regulation.

9.7                               Inducement of Parties.  Buyer, Servco and AAHA understand and agree that strict observance of the agreements set forth in Article 9 was a substantial inducement to the execution and performance of this Agreement by Buyer, Servco and AAHA.

9.8                               Acknowledgement by Buyer, Servco and AAHA.  Buyer, Servco and AAHA (i) carefully considered the nature and extent of the restrictions upon each party and the rights and remedies conferred upon the parties under this Article 9, (ii) agree that the restrictions, rights and remedies are reasonable in time, application, amount, and effect, and (iii) agree that the restrictions are supported by sufficient consideration and are not disproportionate to the respective benefits conferred upon Buyer, Servco and AAHA by this Agreement.

Article 10
INDEMNIFICATION

10.1                        Survival of Representations, Warranties and Covenants

10.1.1              Survival for Two Year Period.  Except with respect to Sections 4.4, 4.17, 4.18, 4.19, 4.20, 4.29, 4.30, 4.31, 4.33, 4.34, 5.2, and 5.3, all representations, warranties, and covenants by Buyer, AAHA, and Servco set forth in this Agreement, including without limitation, any representations, warranties, or covenants set forth in any Schedule or other writing delivered pursuant to this Agreement, shall survive the Closing for a period of two years,  and shall be deemed to be material and to have been relied upon by Buyer, AAHA, and Servco.

10.1.2              Survival for Three Year Period.  The representations, warranties, and covenants by AAHA, and Servco set forth in Sections 4.4, 4.17, 4.18, 4.19, and 4.20 of this Agreement, including without limitation, any representations, warranties, or covenants set forth in any Schedule or other writing delivered pursuant to Sections 4.4, 4.17, 4.18, 4.19, and 4.20 of this Agreement, shall survive the Closing for a period of three years, and shall be deemed to be material and to have been relied upon by Buyer.

10.1.3              Survival for Unlimited Period.  The representations, warranties, and covenants by Buyer, AAHA, and Servco set forth in Sections 4.29, 4.30, 4.31, 4.33, 4.34, 5.2, 5.3 and Article 9 of this Agreement, including without limitation, any representations, warranties, or covenants set forth in any Schedule or other writing delivered pursuant to Sections 4.29, 4.30, 4.31, 4.33, 4.34, 5.2, 5.3 and Article 9 of this Agreement, shall survive the Closing, and shall be deemed to be material and to have been relied upon by Buyer, AAHA and Servco.

10.2                        Indemnification.  Notwithstanding any investigation or due diligence made by or on behalf of any party hereto or any information which any party may now or hereafter receive, (except as provided in Section 4.37(iv)), (i) Servco and AAHA, jointly and severally, agree to defend, indemnify, hold harmless and reimburse Buyer and its past, present and future employees, officers, directors, stockholders, agents, Affiliates, representatives, successors and assigns, and any combination of them (“Buyer Protected Parties”) from all Claims made against or suffered by Buyer Protected Parties to the extent that any such Claim is a Covered Act (as defined in Section 10.4.1); and (ii) Buyer agrees to defend, indemnify, hold harmless and reimburse Servco and AAHA and their respective past, present and future employees, officers, directors, stockholders, agents, Affiliates, representatives, successors and assigns, and any combination of them (“Seller Protected Parties”) from all Claims made against or suffered by a Seller Protected Party to the extent that any such Claim is a Covered Act (as defined in Section 10.4.2).  An “Affiliate” is any person or entity controlled by, in control of, or under the common control of any person or entity.

10.3                        Claims

10.3.1              Definition of Claims.  The word “Claims” shall be broadly construed to mean all threatened, pending or completed (i) claims, demands, losses, injuries, damages, liabilities, judgments, fines, penalties, suits, causes of action, or awards; (ii) settlements, compromises, or plea bargains (subject to the procedures set forth in Article 11); (iii) diminution of value; (iv) reasonable attorney fees, reasonable expert fees, costs, or expenses incurred in connection with Claims; (v) interest (such as pre- and post-judgment interest) incurred by a Buyer Protected Party in connection with a third-party claim; (vi) damages or losses arising from, connected with, or related to revocation or loss of license, revocation or loss of permits, revocation or loss of registrations, or revocation or loss of accreditation; and (vii) compensatory damages, consequential damages, incidental damages, punitive damages, treble damages, exemplary damages, liquidated damages, lost profits, or other amounts, all of which are payable by or suffered by a Buyer Protected Party and which arise from, are related to, or are connected with the Covered Acts.  Claims may arise from, relate to, or be connected with (i) losses or injuries suffered by the Buyer Protected Parties or Seller Protected Parties without the involvement of third-parties and without being caused by third-parties; (ii) actions or omissions of third-parties; (iii) an amount payable to a third party, including a party’s own officers, employees, attorneys or representatives; (iv) civil, criminal, regulatory, investigative, administrative and other actions or omissions of federal, state and other governmental authorities; (iv) judicial, bankruptcy, administrative and other governmental proceedings and processes; and (v) trials, appeals, conferences, arbitrations, and mediations.  Claims may be (i) actual or alleged; (ii) direct or indirect; (iii) acts or omissions to act; (iv) known or unknown; (v) present or contingent; (vi) matured or unmatured; (vii) suspected or unsuspected; or (viii) any combination of these.  Claims include without limitation amounts which a party owes or pays to

(i) third parties; (ii) federal, state and other governmental agencies; and (iii) a party’s own officers, employees, attorneys, representatives and others.

10.3.2              No Admission.  The definition of Claims set forth in Section 10.3.1 does not constitute an admission by any party that such Claims exist, but only means that if such Claims exist, then this Article 10 relating to Indemnification applies.  Without limiting the foregoing, AAHA and Servco have not agreed to be responsible for compensatory damages, consequential damages, incidental damages, punitive damages, treble damages, exemplary damages, liquidated damages, or lost profits of Buyer in connection with any Covered Act, except as expressly provided in this Agreement; Buyer reserves its rights to seek recourse against AAHA and Servco for the foregoing types of damages under applicable law, subject to the limitations set forth in Section 10.5.  Similarly, AAHA and Servco have not agreed to be responsible for interest incurred by Buyer in connection with any Covered Act, except as expressly provided in this Agreement; Buyer reserves its rights to seek recourse against AAHA and Servco for interest under applicable law, subject to the limitations set forth in Section 10.5.

10.4                        Covered Acts.

10.4.1              AAHA and Servco  Covered Acts.  With respect to the indemnification obligations of AAHA and Servco, a “Covered Act” is any Claim to the extent it arises from, relates to, is connected with, or is caused by any of the following:

(a)                                     Servco’s and AAHA’s Obligations Under This Agreement.  The performance or lack of performance of Servco’s and AAHA’s obligations under this Agreement.

(b)                                 Controlled Substances and Pharmaceutical Products.  All Claims made against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with any action or omission, or failure or alleged failure, of Servco, AAHA, or any Person acting on behalf of Servco or AAHA, to comply with any federal, state, local or foreign law, statute, ordinance, regulation, permit, license or order arising from, relating to, connected with the regulation, manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, controlling, wholesaling, brokering or trading of Controlled Substances or Pharmaceutical Products, including without limitation (i) failure to comply with Controlled Substance Laws; (ii) failure to comply with all federal and state law, statute, ordinance, regulation, permit, license or order pertaining to manufacturing, distributing, transporting, labeling, packaging, dispensing, using, reporting, storing, disposing, importing, exporting, brokering or trading of Pharmaceutical  Products; (iii) failure to properly display name, address, registration numbers and other information of both shipper and recipient on distribution documents; (iv) failure to maintain all required records, registrations, licenses, accreditation, and permits in all federal and state jurisdictions; (v) failure to comply with federal and state Pedigree Laws; and (vi) failure to provide, authenticate, or pass the pedigree in compliance with Pedigree Laws.

(c)                                  Records.  All Claims made against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with any action or omission, or failure or alleged failure, of Servco, AAHA or any Person acting on behalf of Servco or AAHA arising from, relating to, or connected with preparing, creating, maintaining and preserving accurate records in compliance with any federal, state, local or foreign law, statute, ordinance, regulation, permit, license or order of (i) Controlled Substances and Pharmaceutical Products, and (ii) transactions relating to Controlled Substances, Pharmaceutical Products, and Pedigree Laws.

(d)                                    Theft or Diversion.  All Claims made against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with any action or omission, or failure or alleged failure, of Servco, AAHA or any Person acting on behalf of Servco or AAHA to comply with any federal, state, local or foreign law, statute, ordinance, regulation, permit, license or order arising from, relating to, or connected with the theft or diversion of Controlled Substances or Pharmaceutical Products into other than legitimate medical, scientific and industrial channels.

(e)                                     Taxes.  All Claims made against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with any action or omission, or failure or alleged failure, of Servco, AAHA or any Person acting on behalf of Servco or AAHA regarding any Taxes imposed on or payable by Servco.

(f)                                       Servco Internal Corporate Affairs.  Any Claims made against any Buyer Protected Party to the extent they arise from, relate to, or are connected with any dispute between and among Servco, Professional Veterinary Products, Ltd. (“PVP”), AAHA, or any combination of them, relating to the internal affairs of Servco, including without limitation rights or obligations of  Servco, or its directors, officers, or shareholders, such as dissenters rights, dividend rights, voting rights, shareholder rights, director obligations, fiduciary duties of directors and officers, approval of this transaction, oppression of minority shareholders, and conflicting interest transactions.

(g)                                    Logistics Agreement.  All Claims made against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with any action or omission, or failure or alleged failure, of Servco, AAHA or any Person acting on behalf of Servco or AAHA, to perform its obligations under the  Logistics Agreement between and among Servco, AAHA and PVP that terminated on or about June 30, 2008.

(h)                                    PVP.  All Claims made directly or indirectly by PVP against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with this Asset Purchase Agreement, any agreements ancillary to this Asset Purchase Agreement, or the transaction contemplated by this Asset Purchase Agreement, including without limitation any Claims for tortious interference, unfair competition, or antitrust.

(i)                                        Excluded Assets and Excluded Liabilities.  All Claims made against or suffered by any Buyer Protected Party to the extent they arise from, relate to, or are connected with any action or omission, or failure or alleged failure, of Servco, AAHA or any Person acting on behalf of Servco or AAHA arising from, related to, or connected with any Excluded Assets or Excluded Liabilities.

10.4.2              Buyer Covered Acts.  With respect to the indemnification obligations of Buyer, a “Covered Act” is any Claim to the extent it arises from, relates to, is connected with, or is caused by any of the following:

(a)                                     Buyer’s Obligations Under This Agreement.  The breach by Buyer of any representation, warranty or covenant under this Agreement, including any applicable obligation of good faith under applicable common law.

(b)                                    Assets and Assumed Liabilities.  All Claims made against or suffered by any Seller Protected Party to the extent attributable to any action or omission, or failure or alleged failure, of Buyer arising from, related to, or connected with the ownership or use of any Assets after the Closing or the failure to satisfy any Liability assumed by Buyer under Section 3.2.

10.5                        Indemnification Cap and Uncapped Claims.  Except as stated in the remainder of this Section 10.5, Servco’s and AAHA’s obligation to indemnify, defend, and hold Buyer harmless pursuant to Section 10.2 is limited to the Escrow Amount identified in Sections 2.4.2 and 2.5 (the “Cap”).  Notwithstanding the previous sentence, and except that the aggregate liability of AAHA and Servco shall not exceed the Purchase Price, Servco’s and AAHA’s obligation to indemnify, defend and hold Buyer harmless is not limited in any manner by other consideration received by Servco pursuant to this Agreement and is not limited by the Cap in the event of Claims (i) regarding breaches of representations, warranties and covenants set forth in Sections 4.4, 4.29, 4.30, 4.31, 4.33, 4.34 and Article 9; (ii) arising in the sixty (60) day period after Closing regarding breaches of representations, warranties and covenants set forth in Sections 4.5, 4.6, 4.8, and 4.25; (iii) regarding Servco’s or AAHA’s intentional misrepresentations or fraud; (iv) relating to Sections 10.4.1(e), 10.4.1(f), 10.4.1(g), 10.4.1(h), and 10.4.1(i); or (v) regarding a failure by Servco to make the payment to Buyer required by Section 2.4.4 (in each such case, an “Uncapped Claim”).  Buyer may recover directly from Servco and AAHA for any Uncapped Claim without recourse to, and depleting funds from, the Escrow Amount.  Except for (i) any Uncapped Claim or (ii) any remedy for the breach of any covenant by AAHA or Servco, Buyer’s exclusive remedy at law is to obtain payment for the Claim from the Escrow Amount identified in Sections 2.4.2 and 2.5, and such rights of Buyer are in derogation of any other rights to monetary recovery under any statutory law, common law, or equitable right or remedy.

10.6                        Special Sharing for Regulatory Claims.  To the extent that any Claim is made against Buyer with respect to any Covered Act described in Sections 10.4.1(b), 10.4.1(c), or 10.4.1(d), or with respect to any other actual or alleged violation by Servco or any Person acting on behalf of Servco of any Controlled Substance Law, Pharmaceutical Products, or Pedigree Law (collectively, a “Regulatory Claim”), then (i) Buyer will pay one-half (1/2) of such Regulatory Claim (including without limitation the costs of investigation, attorney fees, expert fees, fines, penalties, judgments, settlements, and otherwise), and Servco will pay the other one-half (1/2) of such Regulatory Claim (including without limitation the costs of investigation, attorney fees, expert fees, fines, penalties, judgments or otherwise), with Servco’s payment to be made with funds from the Escrow Amount and only to the extent that funds remain in the Escrow Amount; (ii) such Regulatory Claim shall be defended by counsel jointly chosen by Buyer and Servco; (iii) Buyer and Servco shall have joint and equal control over the direction of such defense; and (iv) the settlement of any Regulatory Claim requires the consent of both Buyer and Servco.  Notwithstanding the foregoing, (i) if Buyer or Servco wishes to defend or settle any Regulatory Claim on its own, it may do so at its own expense; (ii) Buyer may not agree to any non-monetary settlement that affects Servco or AAHA without their consent, and (iii) Servco may not agree to any non-monetary settlement that affects Buyer without Buyer’s consent.   A Regulatory Claim and the sharing set forth in this Section 10.6 does not apply to, and excludes, that portion of any Claims that are made against Servco, AAHA, or PVP, with the understanding that the sharing set forth in this Section 10.6 applies only to Regulatory Claims made against Buyer.

Article 11
REMEDIES

11.1                        Claim Notice and Cure Period.  In the event of a Claim, then the party seeking indemnification, remedy or cure shall provide reasonable written notice of the Claim to the party from whom such party seeks indemnification, remedy or cure.  From the date of notice the defaulting party shall have 30 days to cure the Claim.  If the Claim remains uncured after such 30-day period, then the party seeking indemnification, remedy or cure shall have all remedies provided by law and as stated in and modified by this Agreement.

11.2                        Purchase Price Offset.  Without limiting the availability of other remedies, when the Claims of Buyer, if any, in the aggregate exceed $25,000, Buyer shall have the right to offset, without penalty, from the Escrow Amount, subject to the terms and conditions of the Escrow Agreement, any damage suffered by Buyer relating to the amount that such Claims, in the aggregate, exceed $25,000.  The damage suffered by Buyer shall be an amount equal to the monetary damage, liability, expenses, fees, costs, or any combination thereof arising from, related to, or connected with the Claim, unless the amount is to be shared as set forth in Section 10.6 relating to Regulatory Claims.   The deduction shall occur on or after AAHA’s or Servco’s failure to cure the Claim and in compliance with the provisions of the Escrow Agreement.

11.3                        Purchase Price Offset:  Regulatory and Tax Claims.  Notwithstanding Section 11.2, with respect to any (i) Regulatory Claims or (ii) any Claims relating to Taxes, Buyer shall have the right to offset, without penalty, from the Escrow Amount, subject to the provisions of the Escrow Agreement, any damage suffered by Buyer from the first dollar.  By way of illustration, one-half (1/2) of any such Regulatory Claim (in accordance with the provisions of Section 10.6) and all of any Claims relating to Taxes shall not be limited to or subject to the attainment of $25,000 in Claims.

11.4                        Special Remedies for Noncompetition and Confidentiality Violations by Servco or AAHA.  Breach of the noncompetition agreement or the confidentiality agreement set forth in Article 9 will result in irreparable harm to Buyer, which cannot be reasonably or adequately compensated by damages.  Therefore, in addition to any other remedy or right of Buyer (including rights and remedies at law or in equity, including recovery of damages), Buyer shall have the following rights: (i) right to an immediate injunction or other equitable relief enjoining any threatened or actual breach, and (ii) the right to recover damages from each person or entity that breaches its obligations.  In the event of Servco’s or AAHA’s breach or anticipated breach of the noncompetition and confidentiality provisions of this Agreement, Buyer is not required to comply with the Claim Notice and Cure Period provision (set forth in Section 11.1) or the Claim Resolution Procedure provision (set forth in Section 11.11) to obtain non-monetary relief, but any Claims for monetary relief shall comply with the Claim Resolution Procedure provision (set forth in Section 11.11).

11.5                        Special Remedies for Confidentiality Violations by Buyer.  Breach of the confidentiality agreement set forth in Article 9 will result in irreparable harm to Servco or AAHA, which cannot be reasonably or adequately compensated by damages.  Therefore, in addition to any other remedy or right of Servco or AAHA (including rights and remedies at law or in equity, including recovery of damages), Servco or AAHA shall have the following rights: (i) right to an immediate injunction or other equitable relief enjoining any threatened or actual breach, and (ii) the right to recover damages from each person or entity that breaches its obligations.  In the event of Buyer’s breach or anticipated breach of the confidentiality provisions of this Agreement, Servco or AAHA are not required to comply with Claim Notice and Cure Period provision (set forth in Section 11.1) and the Claim Resolution Procedure provision (set forth in Section 11.11), to obtain non-monetary relief, but any Claims for monetary relief shall comply with the Claim Resolution Procedure provision (set forth in Section 11.11).

11.6                        Handling Indemnification for Third-Party Claims

11.6.1              Notice.  Promptly after receipt by a person entitled to indemnity under this Agreement (“Indemnified Person”) of notice of a Claim by a third party (“Third-Party Claim”) against it, the Indemnified Person shall give notice to the person obligated to indemnify under this Agreement (“Indemnifying Person”) of the assertion of the Third-Party Claim.  The failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that an Indemnifying Person has to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of the Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

11.6.2              Effect of Notice.  If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6.1, the Indemnifying Person shall be entitled to assume the defense of the Third-Party Claim if the (i) Indemnifying Person provides reasonable assurance to the Indemnified Person of the Indemnifying Person’s financial capacity to defend and satisfy the Third-Party Claim; (ii) counsel engaged by the Indemnifying Person for the defense of the Third-Party Claim is reasonably satisfactory to the Indemnified Person; and (iii) subject to any reasonable reservation of rights, the Indemnifying Person expressly agrees in writing to the Indemnified Person that, as between the two, the Indemnifying Person is solely obligated to satisfy and discharge the Third-Party Claim.  If the Indemnifying Person is also a person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, then the Indemnifying Person is not entitled to assume the defense of the Third-Party Claim against the Indemnified Person.  If notice is received by an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after receipt of the notice, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of the Third-Party Claim in the manner provided above, the Indemnifying Person will be bound by any determination made relating to the Third-Party Claim or any reasonable compromise or settlement consummated by the Indemnified Person.  The Indemnifying Person shall not be responsible for the attorney fees and costs of more than one Indemnified Person regardless of the number of indemnified Persons involved in the Claim.

11.6.3              Defense.  After notice of the Indemnifying Person’s election to assume the defense of the Third-Party Claim, (i) subject to any reasonable reservation of rights, such assumption will conclusively establish for purposes of this Agreement that the Claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses related to the defense of the Third-Party Claim subsequently incurred by the Indemnified Person; (iii) the Indemnified Party may nevertheless thereafter participate in the defense but at its own expense; and (iv) compromise or settlement of the Third-Party Claims shall not be consummated by the Indemnifying Person without the Indemnified Person’s consent unless (a) there is no finding or admission of any violation of rights of any person or violation of any law, rule, regulation, license, permit, order, contract, or agreement; (b) the sole relief is monetary damages that are paid in full by the Indemnifying Person; and (c) the Indemnified Person shall have no liability with respect to any compromise or settlement.

11.6.4              Reservation of Right to Defend.  If an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect the Indemnified Person or its Affiliates other than as monetary damages (e.g., loss, revocation, denial, restriction or limitation of any permit, license, accreditation or registration), the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle the Third-Party Claim.  In such event, the Indemnifying Person will not be obligated to pay the attorneys fees and costs of the Indemnified Person and will not be bound by (i) any determination of any Third-Party Claim so defended for the purposes of this Agreement or (ii) any compromise or settlement effected without its consent, which may not be unreasonably withheld.

11.6.5              Cooperation.  With respect to any Third-Party Claim subject to indemnification, (i) each person shall keep the other person reasonably informed of the status of the Third-Party Claim and any related proceedings at all stages where such person is not represented by its own counsel; (ii) each party, at its own expense, shall render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim; and (iii) each party shall act preserve in full (to the extent possible) the confidentiality of all confidential information, the attorney-client privilege, and the work-product privilege.  The cooperation includes without limitation (i) avoiding production of confidential information (consistent with applicable law and rules of procedure), (ii) preserving confidential communications between each person and counsel responsible for or participating in the defense of any Third-Party Claim, and (iii) making available for preparation for testimony, and for testimony, the personnel of such party.

11.7                        Handling Indemnification for All Other Claims.  A request for indemnification of any Claim not involving a third party (as set forth in Section 11.6) may be asserted pursuant to Section 11.1.

11.8                        Payment of Claim.  Except as set forth in Sections 11.2 and 11.3, and without limiting the availability of other remedies, after determination, settlement or compromise of any Third-Party Claim pursuant to Section 11.6 or notice pursuant to Section 11.7, the Indemnifying

Party shall promptly pay to the Indemnified Party the amount of the Claim.  The exercise in good faith of the right of offset, as set forth in Sections 11.2 and 11.3, whether or not ultimately determined to be justified, will not constitute an event of default or a violation or breach of any law, rule, regulation or agreement.  For purposes of calculating the amount of damages to which a party is entitled as a result of any Claim, such representation or warranty shall not be deemed qualified by any concept of “material,” “materiality,” “material adverse affect” or other similar qualification.

11.9                        Acts of PVP.  The obligation of AAHA and Servco to defend, indemnify and hold harmless the Buyer Protected Parties in connection with any Covered Act shall not be negated by, limited by, or otherwise affected by any law, rule, judicial decision, or otherwise that is based upon the sole, concurrent, contributory or comparative active or passive negligence or gross negligence of PVP, Servco or AAHA in connection with a Covered Act.

11.10                 Attorney Fees and Costs.  If a dispute shall arise as to whether either party is in default under this Agreement, the prevailing party shall be awarded reasonable attorney fees and costs in any suit, action or proceeding, including trial, arbitration, mediation, or appeal, as awarded by the court, arbiter or mediator.

11.11                 Disputes.  If a dispute arises between the parties regarding their rights or obligations under this Agreement, the parties shall first attempt to settle the dispute by direct discussions.  If the dispute cannot be settled by the parties by direct discussions, then the parties agree to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.  Thereafter, any unresolved dispute arising from or relating to this Agreement or a breach of this Agreement shall be resolved as provided by this Agreement and by law.

11.12                 Rights Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

11.13                 Nonwaiver of Remedies.  The failure or neglect of a party to enforce any remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of the term or condition.  A waiver by a party (i) shall not affect any term or condition other than the one specified in the waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.

11.14                 Governing Law, Jurisdiction, and Venue.  This Agreement shall be governed by Idaho law.  Any proceeding initiated by Buyer arising out of or in connection with this Agreement will be determined solely by the federal court sitting in the City and County of Denver, Colorado (or, if the federal court denies jurisdiction, the state court sitting in the City and County of Denver, Colorado), and any proceeding initiated by AAHA or Servco arising out of or in connection with this Agreement will be determined solely by the federal court sitting in Ada County, Idaho (or, if the federal court denies jurisdiction, the state court sitting in Ada County, Idaho), and the parties consent to the jurisdiction and venue of those courts.

Article 12
GENERAL PROVISIONS.

12.1                        Press Releases.  No party to this Agreement shall issue any press release or make any public announcement relating to the existence or substance of this Agreement unless (i) the party has received the prior written agreement of Buyer, or (ii) the disclosure is required by applicable law.  To the extent that the Buyer is obligated to disclose any matter related to this Agreement under state or federal securities laws, the Buyer will provide a reasonable opportunity for AAHA and Servco to review and comment upon such disclosure and will not unreasonably withhold its consent to any requested change to such disclosure to the extent that such change does not cause the Buyer to fail to satisfy its obligations under applicable law.

12.2                        Notices.  All notices and other communications (“Notices”) shall be in writing and may be delivered (i) in person, with the date of notice being the date of personal delivery, (ii) by United States Mail, postage prepaid for certified or registered mail, return receipt requested, with the date of notice being the date of the postmark on the return receipt, (iii) by fax, with confirmation of the transmittal of the fax and a copy of the fax deposited on the same day in the United States Mail, with the date of notice being the date of the fax, (iv) by e-mail, with confirmation of sending of the e-mail and a copy of the e-mail deposited on the same day in the United States Mail, with the date of notice being the date of the e-mail, or (v) by nationally recognized delivery service such as Federal Express, with the date of notice being the date of delivery as shown on the confirmation provided by the delivery service.  Notices shall be addressed to the following addresses, or such other address as one party shall provide the other parties:

If to Buyer:	Jim Cleary
Chief Executive Officer
MWI Veterinary Supply Co.
651 S. Stratford, Suite 100
Meridian, Idaho 83680
Fax:
Email: JCleary@mwivet.com

with copy to:	Brian C. Larsen
Hawley Troxell Ennis & Hawley LLP
877 West Main Street, Suite 1000
P.O. Box 1617
Boise, Idaho 83702
Fax: (208) 342-3829
Email: blar@hteh.com

If to AAHA or Servco:	John Albers, DVM
Executive Director
American Animal Hospital Association
12575 W. Bayaud Ave.
Lakewood, Colorado, 80228
Fax: (303) 986-1700
Email: john.albers@aahanet.org

with copy to:	William E. Walters
Kelly Garnsey Hubbell & Lass LLC
1441 18th Street, Suite 300
Denver, CO 80202-1225
Fax: (303) 293-8705
Email: bwalters@kghllaw.com

and another copy to:	James F. Wood
Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Fax: (303) 298-0940
Email: jwood@sah.com

12.3                        Payment of Expenses.  Buyer and AAHA shall each pay their own fees and expenses, including fees and expenses of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and performance of  this Agreement.

12.4                        Time of the Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.

12.5                        Entire Agreement.  All Schedules to this Agreement constitute a part of this Agreement.  This Agreement, together with the accompanying Schedules, constitutes the entire, completely integrated agreement among the parties and supersedes all prior memoranda, correspondence, conversations and negotiations.

12.6                        Disclosures.  The parties shall make various disclosures in this Agreement and in various schedules to this Agreement.  The schedules are bound in a separate volume entitled “Disclosure Schedules for Asset Purchase Agreement Between MWI Veterinary Supply Co. as Buyer and AAHA Services Corporation and American Animal Hospital Association” (“Disclosure Schedules”) and are incorporated into this Agreement.  A qualification or exception to any representation, warranty, or covenant contained in this Agreement shall not be construed as a qualification or exception to any other representation, warranty, or covenant contained in this Agreement unless the qualification or exception expressly refers to the other representation, warranty, or covenant or unless the applicability of such qualification or exception to another representation, warranty, or covenant is readily apparent on the face of such qualification or exception.

12.7                        Severability.  The invalidity of any portion of this Agreement shall not affect the validity of any other portion of this Agreement.  If the invalidity or unenforceability is due to the unreasonableness of time or geographical restrictions, the restrictions shall be effective for the period of time and area as a court may determine to be reasonable.

12.8                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Article 13
SIGNATURES

AMERICAN ANIMAL HOSPITAL ASSOCIATION

Date: July 1, 2008	By:	/s/ John Albers, DVM
John Albers, DVM
Its: Executive Director

AAHA SERVICES CORPORATION

Date: July 1, 2008	By:	/s/ John Albers, DVM
John Albers, DVM
Its: Chief Executive Officer

MWI VETERINARY SUPPLY CO.

Date: July 1, 2008	By:	/s/ Jim Cleary
Jim Cleary
Its: Chief Executive Officer